SEPARATION AGREEMENT AND
GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made and entered into by and between Jonathon P. Jansky ("Mr. Jansky") and MEMC Electronic Materials, Inc. ("MEMC"). In consideration of the following promises, the parties agree as follows:

1. Separation from Employment. Mr. Jansky acknowledges that he will separate from employment with MEMC effective as of January 3, 2004 (the "Separation Date"). As of the Separation Date, Mr. Jansky's employment relationship with MEMC will end. In connection with Mr. Jansky's separation, MEMC and Mr. Jansky have agreed to settle all matters relating to Mr. Jansky's employment relationship with MEMC and its termination.

2. Resignation Status of Employee. Mr. Jansky voluntarily terminates and irrevocably resigns from MEMC effective as of the Separation Date, which termination and resignation is hereby accepted by MEMC. Mr. Jansky's MEMC personnel file will reflect his resignation as of the Separation Date. As of the effective date of this Agreement, Mr. Jansky shall automatically and without taking any further actions be deemed to have resigned from all officer and director positions then held by him with MEMC and all of its subsidiaries and joint ventures. Notwithstanding the foregoing, Mr. Jansky will continue as an employee of MEMC until the Separation Date, although his active employment will end on June 23, 2003. He will be on paid leave from June 23, 2003 through the Separation Date (the "Leave of Absence Period").

3. Separation Payments and Benefits. In consideration and recognition of past services rendered and in exchange for Mr. Jansky's promises and obligations herein and as payment in full of the amounts to which Mr. Jansky is entitled from MEMC under any plan of MEMC in which Mr. Jansky is a participant, including without limitation the MEMC 2002 Annual Incentive Plan, any 2003 bonus or incentive compensation plan adopted by MEMC, and/or under any employment agreement with MEMC to which Mr. Jansky is a party, including the Employment Agreement between Mr. Jansky and MEMC entered into as of January 1, 2002, and so long as Mr. Jansky adheres to the promises and agreements set out in this Agreement, MEMC shall provide the following to Mr. Jansky if this Agreement becomes effective:

    The sum of $123,877.00 in cash, such sum to be made in twelve (12) semi-monthly installments of approximately $10,166.67 (subject to applicable tax withholding) and a final semi-monthly installment of approximately $1,876.96 in accordance with the MEMC salaried payroll cycle beginning with the July 15, 2003 payroll and ending with the January 15, 2004 payroll.

    Provided Mr. Jansky complies with the terms and conditions of this Agreement through the date of payment, MEMC will pay Mr. Jansky the sum of $51,050.00 in cash (subject to applicable tax withholding) in accordance with the 2002 Annual Incentive Plan, at the same time and in the same manner as such payments are made to other eligible employees. In addition, MEMC agrees to pay Mr. Jansky any amount (subject to applicable tax withholding) due from the Incentive Plan related to Mr. Jansky's performance in first quarter 2003 and second quarter 2003; such payment to be made in the same manner and at the same time as such payments are made to other eligible executives.

    Continued eligibility for all U.S. benefit programs (as those plans may exist from time to time) during the Leave of Absence Period, provided that Mr. Jansky contributes the same amount for such benefit coverages as other similarly situated employees (which contributions will be withheld from the payments provided in subparagraph (a) above), and provided that MEMC continues to provide such coverage for active non-union employees.

    So long as Mr. Jansky continues to adhere to the promises and agreements set out in this Agreement, during the Leave of Absence Period, Mr. Jansky shall continue to vest in the stock options granted to him under the MEMC 1995 Equity Incentive Plan (the "1995 Plan"), the MEMC 2001 Equity Incentive Plan (the "2001 Plan") and the stand-alone Stock Option Grant Agreement between Mr. Jansky and MEMC dated as of January 1, 2002 for 215,000 shares of MEMC common stock (the "Stand-Alone Option Agreement" and, together with the 2001 Plan and the 1995 Plan, the "Plans"). Any stock options granted to Mr. Jansky under the Plans which are not vested as of the Separation Date shall be forfeited. Any stock options granted to Mr. Jansky under the 1995 Plan which are vested as of the Separation Date shall remain exercisable for 60 days following the Separation Date. Any stock options granted to Mr. Jansky under the 2001 Plan and the Stand-Alone Option Agreement which are vested as of the Separation Date shall remain exercisable for 90 days following the Separation Date. Such stock options shall be subject to the terms of the applicable stock option agreements.

    So long as Mr. Jansky continues to adhere to the promises and agreements set out in this Agreement, during the Leave of Absence Period, MEMC understands that Mr. Jansky will continue to vest in his "Profits Interest" in TPG Wafer Management LLC.

The payments and benefits provided herein are made in lieu of any and all payments or benefits that might otherwise be available to Mr. Jansky arising out of his employment with MEMC, excluding Mr. Jansky's non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended, and Mr. Jansky's right, if any, to continued COBRA coverage after the Leave of Absence Period. Mr. Jansky acknowledges and agrees that the payments and benefits provided herein are in full settlement of any amounts or benefits to which he might be entitled under any employment agreements with MEMC.

4. Mr. Jansky's Agreement to Provide Assistance. Mr. Jansky agrees that during the Leave of Absence Period he will, without further compensation, be available as to assist MEMC as reasonably necessary regarding activities pertaining to his prior responsibilities with MEMC and do such other things as are reasonably necessary to provide for a transition of his employment responsibilities.

5. Mr. Jansky's Agreement Not to File Suit. In consideration of the payments and benefits set out in paragraph 3 above, Mr. Jansky agrees for himself and on behalf of, as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming by, through or under any of the foregoing, that he will not file or otherwise submit any charge, claim, complaint or action to any agency, court, organization, or judicial forum (nor will he permit any person, group of persons, or organization to take such action on his behalf except as otherwise provided by law) against MEMC, nor file or otherwise submit any such charge, claim, complaint or action against any subsidiary, affiliate or parent company of MEMC, or against any officer, agent, employee, attorney, representative, successor or assign of MEMC (or of any such subsidiary, affiliate or parent company of MEMC) arising out of any action or non-action on the part of MEMC or on the part of any such above-referenced entity or any officer, agent, employee, attorney or representative of MEMC or of any such entity for any act or event that occurred on or prior to the Separation Date. Said claims, complaints and actions include, but are not limited to (a) any breach of an actual or implied contract of employment between Mr. Jansky and MEMC, (b) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, whistle blowing, or intentional infliction of emotional distress), (c) any claim of defamation or other common-law action, (d) any claim of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e, et seq., 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq., the Americans with Disabilities Act, 42 U.S.C. Sections 12101, et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sections 201, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Sections 701, et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. Sections 1001, et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Sections 2101, et seq., the Older Worker Benefit Protection Act ("OWBPA") 29 U.S.C. Sections 621, et seq., and (e) all other claims arising under any other federal, state, or local law, regulation or ordinance.

6. Mr. Jansky's Release of Claims. Mr. Jansky hereby agrees for himself, and as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming by, through or under any of the foregoing, to release and forever discharge MEMC and its subsidiaries, affiliates, and parent companies, and their respective officers, agents, employees, attorneys, representatives, successors and assigns, from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including claims, complaints and actions described in paragraph 5, which have arisen or could arise between Mr. Jansky, on the one hand, and MEMC or the persons and related entities listed above, on the other hand, from matters which occurred on or prior to the Separation Date, which matters include, but are not limited to, Mr. Jansky's separation of employment from MEMC.

7. Mr. Jansky's Release and Waiver of Other Claims. Except as expressly provided in this Agreement, Mr. Jansky agrees, for himself, and, as applicable, for and on behalf of his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming by, through or under any of the foregoing, to further release and waive any claims related to pay, vacation pay, insurance or welfare benefits or any other benefits of employment with MEMC arising from events occurring on or prior to the Separation Date. Notwithstanding any provision of this Agreement, this Agreement does not include any release or waiver of Mr. Jansky's non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended, and Mr. Jansky's right, if any, to continued COBRA coverage after the Leave of Absence Period, which rights are not released hereby but survive unaffected by this Agreement.

8. MEMC's Release of Claims. MEMC hereby releases, remises and forever discharges Mr. Jansky from any and all claims or other causes of action it may have against Mr. Jansky on account of any contract, supposed liability, or thing done or omitted for all times in the past to the Separation Date.

9. Obligations Under Employment Agreement. Mr. Jansky agrees that he has continuing obligations to MEMC pursuant to Section 5 of the Employment Agreement between Mr. Jansky and MEMC entered into as of January 1, 2002, a copy of which is attached hereto as Exhibit 1 (the "Employment Agreement") provided that the provisions of paragraph 13 below shall supersede the non-solicitation provisions included in the second paragraph under "Competitive Activity" of the exhibit to the Employment Agreement. Any violation of those obligations by Mr. Jansky constitutes a material breach of this Agreement and subjects Mr. Jansky to forfeiture of all benefits and payments pursuant to this Agreement. MEMC expressly reserves the right to pursue all other legal and equitable remedies available to it by virtue of any breach of Section 5 of the Employment Agreement or any promise made in this Agreement, including paragraphs 12 and 13, below.

10. Nondisparagement. Mr. Jansky represents that he will not, in any way, disparage MEMC or any subsidiary, affiliate or parent of MEMC, or any officer, agent, employee, attorney, representative, successor or assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities. MEMC represents that it will not, in any way, disparage Mr. Jansky or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Mr. Jansky.

11. No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission of any wrongdoing by either party.

12. CONFIDENTIALITY OF AGREEMENT. MR. JANSKY AGREES TO KEEP THE TERMS OF THIS AGREEMENT CONFIDENTIAL EXCEPT AS HE MIGHT BE LAWFULLY COMPELLED TO GIVE TESTIMONY BY A COURT OF COMPETENT JURISDICTION OR AS HE MAY BE REQUIRED BY LAW, REGULATION, GOVERNMENTAL AUTHORITY OR SIMILAR BODY TO DISCLOSE. THIS MEANS THAT EXCEPT AS STATED ABOVE, HE WILL NOT, AT ANY TIME, TALK ABOUT, WRITE ABOUT OR OTHERWISE PUBLICIZE THIS AGREEMENT, OR ITS NEGOTIATION, EXECUTION OR IMPLEMENTATION, EXCEPT (A) WITH AN ATTORNEY WHO MAY BE ADVISING HIM IN CONNECTION WITH THIS AGREEMENT; (B) WITH A FINANCIAL CONSULTANT OR EXECUTIVE OUTPLACEMENT COUNSELOR; (C) WITH HIS SPOUSE; (D) WITH ANY TAXING AUTHORITIES; (E) AS NECESSARY TO ENFORCE THIS AGREEMENT; OR (F) WITH RESPECT TO THE FACTUAL INFORMATION CONTAINED IN PARAGRAPHS 1, 2 AND 13 HEREOF AND THE CONTINUING OBLIGATIONS OF MR. JANSKY UNDER SECTION 5 OF THE EMPLOYMENT AGREEMENT, PROVIDED THAT SAID PERSONS TO WHOM DISCLOSURE IS PERMITTED PURSUANT TO (A), (B) AND (C) OF THIS PARAGRAPH 12 PROMISE TO KEEP THE INFORMATION THAT MAY BE REVEALED TO THEM CONFIDENTIAL AND NOT TO DISCLOSE IT TO OTHERS. NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS PARAGRAPH 12 SHALL TERMINATE WITH RESPECT TO ANY INFORMATION THAT MEMC DISCLOSES IN A PUBLIC FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

13. NON-SOLICITATION. DURING THE PERIOD COMMENCING ON THE EFFECTIVE DATE OF THIS AGREEMENT AND ENDING ON THE SECOND ANNIVERSARY OF THE SEPARATION DATE, MR. JANSKY WILL NOT, DIRECTLY OR INDIRECTLY, FOR HIS OWN ACCOUNT OR FOR THE ACCOUNT OF ANY OTHER PERSON OR ENTITY, ANYWHERE IN THE UNITED STATES OR ANYWHERE ELSE IN THE WORLD WHERE MEMC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES ARE CONDUCTING BUSINESS, (I) SOLICIT FOR EMPLOYMENT, EMPLOY OR OTHERWISE INTERFERE WITH THE RELATIONSHIP OF MEMC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES WITH ANY NATURAL PERSON THROUGHOUT THE WORLD WHO IS OR WAS EMPLOYED BY OR OTHERWISE ENGAGED TO PERFORM SERVICES FOR MEMC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES IN A SALES, TECHNICAL OR MANAGERIAL CAPACITY AT ANY TIME DURING WHICH MR. JANSKY WAS EMPLOYED BY MEMC OR (II) INDUCE ANY SALES, TECHNICAL OR MANAGERIAL EMPLOYEE OF MEMC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES (A) TO ENGAGE IN ANY ACTIVITY WHICH MR. JANSKY IS PROHIBITED FROM ENGAGING IN UNDER THIS AGREEMENT OR (B) TO TERMINATE HIS OR HER EMPLOYMENT WITH MEMC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES. FOR PURPOSES OF THIS PARAGRAPH 13, "SOLICIT" MEANS ANY COMMUNICATION OF ANY KIND WHATSOEVER, REGARDLESS OF BY WHOM INITIATED, INVITING, ENCOURAGING OR REQUESTING ANY PERSON OR ENTITY TO TAKE OR REFRAIN FROM TAKING ANY ACTION. THE PROVISIONS OF THIS PARAGRAPH 13 SHALL SUPERSEDE THE NON-SOLICITATION PROVISIONS INCLUDED IN THE SECOND PARAGRAPH UNDER "COMPETITIVE ACTIVITY" OF THE EXHIBIT TO THE EMPLOYMENT AGREEMENT.

14. Arbitration. Except for the enforcement of any rights to equitable relief pursuant to paragraphs 9, 12 or 13, Mr. Jansky and MEMC agree that any dispute, controversy or claim (between Mr. Jansky and MEMC or any of its subsidiaries, affiliates, or parent companies, or any of their respective officers, agents, employees, attorneys, representatives, successors or assigns) arising out of, based upon or relating to Mr. Jansky's employment, the termination of his employment, this Agreement or its breach, whether denominated as torts or contract claims or as statutory or regulatory claims (including claims for discrimination or discharge based upon race, sex, age, religion, disability or other prohibited grounds), whether arising before, during or after termination of Mr. Jansky's employment, and also including any dispute about whether any particular controversy is arbitrable under the terms of this paragraph, shall be resolved by binding arbitration before one (1) arbitrator. Procedurally, the arbitration will be governed by the then-current Rules for Resolution of Employment Disputes of the American Arbitration Association. Any arbitration herein would be held in St. Louis County, Missouri. Judgment on an arbitration award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator shall have the authority to award costs of the Arbitration (including attorney's fees) in a manner consistent with the controlling substantive claim at issue. Similarly, the Arbitrator shall have the authority to award damages (or other relief) consistent with the substantive claim being asserted.

15. KNOWING AND VOLUNTARY AGREEMENT. MR. JANSKY HEREBY REPRESENTS, DECLARES AND AGREES THAT HE VOLUNTARILY ACCEPTS THE PROVISIONS OF THIS AGREEMENT FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT OF ALL MATTERS RELATING TO MR. JANSKY'S EMPLOYMENT RELATIONSHIP WITH MEMC AND ITS TERMINATION. MR. JANSKY IS ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. MR. JANSKY UNDERSTANDS THE EFFECT OF SIGNING THIS AGREEMENT.

16. Entire Agreement. This Agreement, including any Exhibits, when signed, contains the entire agreement between the parties and, except as specifically referenced herein, there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. This Agreement, except as specifically referenced herein, fully supersedes and amends any and all prior agreements or understandings, if any, between Mr. Jansky and MEMC on any matter that is addressed in this Agreement. This Agreement cannot be amended or modified except by a written document signed by both MEMC and Mr. Jansky. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

17. Governing Law, Invalidity of Provisions. This Agreement shall be construed and governed by the laws of the State of Missouri (except its laws and decisions regarding conflicts of law which shall be disregarded in their entirety). If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is over-broad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as so limited.

18. Consequences of Violation of this Agreement. If it is finally determined by a court or arbitrator that either party has violated any of the promises contained in this Agreement, then such party shall reimburse the other party for all reasonable costs incurred by the other party, including reasonable attorneys' fees, in enforcing or defending its rights under this Agreement.

19. Severance Offer Expiration. If Mr. Jansky does not sign this Agreement before a Notary Public and return the original Agreement signed by him, pursuant to the terms set forth herein, on or before July 15, 2003, the severance offer represented by this Agreement shall be deemed withdrawn and this Agreement shall be null and void, and of no further effect.

20. Consideration Period, Revocation Period, and Effective Date. Mr. Jansky acknowledges that he has been given at least 21 days within which to consider this Agreement before making a decision to sign this Agreement. This Agreement shall not be effective until seven (7) calendar days after the date Mr. Jansky signs and delivers this Agreement to MEMC. During this seven-day period, Mr. Jansky may revoke this Agreement by giving written notice to Tom Stiffler of MEMC at 501 Pearl Drive (City of O'Fallon), P.O. Box 8, St. Peters, Missouri 63376, that Mr. Jansky has decided to revoke the Agreement ("Revocation Notice"). If no such Revocation Notice is timely presented by Mr. Jansky, this Agreement shall be fully effective and binding upon the parties in accordance with its terms on the eighth (8th) calendar day after the date that Mr. Jansky signed and delivered this Agreement to MEMC.

21. Procedure for Mr. Jansky to Accept and Effectuate Agreement. If Mr. Jansky decides to sign this Agreement, he must sign before a Notary Public and deliver the original of the signed and notarized Agreement to Tom Stiffler of MEMC, at 501 Pearl Drive (City of O'Fallon), P.O. Box 8, St. Peters, Missouri 63376, on or before July 15, 2003.

22. Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Mr. Jansky and Mr. Jansky's heirs and representatives, and to MEMC, its successors and assigns; further, this Agreement and the benefits provided hereunder are not assignable by Mr. Jansky without MEMC's express written consent.

23. By signing this Agreement, Mr. Jansky acknowledges:

A. HE HAS READ THIS AGREEMENT COMPLETELY.

B. HE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT.

C. HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

D. HE KNOWS THAT HE IS GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

E. HE UNDERSTANDS AND MEANS EVERYTHING THAT HE HAS SAID IN THIS AGREEMENT, AND HE AGREES TO ALL ITS TERMS.

F. HE IS NOT RELYING ON MEMC OR ANY REPRESENTATIVE OF MEMC TO EXPLAIN THIS AGREEMENT OR HIS RIGHTS TO HIM.

G. HE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY AND OTHER ADVISORS TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO HIM BEFORE HE SIGNED IT, AND HE HAS AVAILED HIMSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT HE DESIRED.

H. HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF HIS OWN FREE WILL WITHOUT ANY PRESSURE FROM MEMC OR ANY REPRESENTATIVE OF MEMC.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES (SEE PARAGRAPH 14).

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement.

JONATHON P. JANSKY /s/ Jonathon P. Jansky Date: 7/7/03

STATE OF MISSOURI
COUNTY OF ST. LOUIS

BEFORE ME, the undersigned authority in and for the State of Missouri, personally appeared JONATHON P. JANSKY, personally known to me to be the person whose name is subscribed to the foregoing Agreement, and he acknowledged to me that he executed the above and foregoing Agreement for the purposes and consideration expressed therein.

SUBSCRIBED AND SWORN TO BEFORE ME, on this the 7th day of July, 2003.
My Commission Expires: December 7, 2003	/s/ Angela Lynn Carter Name: Angela Lynn Carter NOTARY PUBLIC IN AND FOR THE STATE OF MISSOURI

MEMC ELECTRONIC MATERIALS, INC. By: /s/ Thomas P. Stiffler Name: Thomas P. Stiffler Title: Senior Vice President

STATE OF MISSOURI
COUNTY OF ST. CHARLES

BEFORE ME, the undersigned authority in and for the State of Missouri, personally appeared Thomas P. Stiffler of MEMC ELECTRONIC MATERIALS, INC., who being personally known to me, was duly sworn and stated on oath that he is duly authorized to execute this Agreement on behalf of MEMC ELECTRONIC MATERIALS, INC., and that he signed the above and foregoing Agreement for the purposes and consideration expressed therein.

SUBSCRIBED AND SWORN TO BEFORE ME, on this the 8th day of July, 2003.
My Commission Expires: May 23, 2005	/s/ Linda K. Apprill Name: Linda K. Apprill NOTARY PUBLIC IN AND FOR THE STATE OF MISSOURI